Challenge Capital, Inc.

200 West Main
Trumann, AR 72472
Office: (870) 483-1054
Cell: (870) 284-0038
E-fax: (501) 423-5700
Email: tradefunding@yahoo.com

April 30, 2007

Mr. Wilf Oullette, President
Syngas International Corp.

Dear Mr. Oullette:

This letter will confirm that Tom Howell and I are prepared to provide services to Syngas International Corp. (SYNI) Gasification and Power Generation, as follows:

1) We will secure sales and contracts with utilities, municipalities and industrial and institutional end users of the company's technology. Based on projected industry and market conditions, we estimate we will be able to provide, within 3-5 years, valid projects totaling or exceeding 850 megawatts of generating capacity, which equates to approximately $1 billion in capital investment;
2) We will liaison with a national CPA firm, to provide the required SEC filings for the company. As you know, I am a CPA (although I cannot myself do the SEC work), so we will be able to limit the total cost of the SEC work by participating in the process;
3) We will put together the loan packages for the finance of the projects;
4) We will provide an office and "back office" clerical support for your operations, including the ongoing administrative services (including human resources, regulatory compliance, customer service, public relations, accounting and taxation) required for gas generation plants put in service.

We understand the need to keep costs under control in the early days; however, we also know these projects will require a significant amount of up-front costs on our part. We therefore suggest the following compensation structure:

a) $9,000 per month for the cost of two offices and office expenses, including three clerical employees of a company Tom and I form for these purposes;
b) $5,500 per month each for Tom and I, as a consulting fee, the cumulative amount of which will be deducted from commissions on sales (see below);
c) $3,000 per month for travel and entertainment expense;
d) ½ % commission on the capital investment value of projects provided, reduced by the consulting fees paid to date, but not otherwise deducted from other commissions.
e) 2% of gross revenues of gas generators owned by the company.
f) Costs of the CPA firm which does the sign offs on the SEC work will be paid separately and directly to the CPA firm.
g) The cost of environmental and civil engineers and other professionals required for site location and other technical work, necessary to get projects underway and to maintain them, would be funded by project financing and would not be covered by the above budget.

In this way, our success and the company's success are aligned, but there is some offset for up-front expenditures we incur to get the project going.

Sincerely,

James W. Jones

Thomas C. Howell